Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

July 27, 2012

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

FedEx Corporation, a Delaware corporation (the “Company”), and the guarantors listed in Schedule I hereto (the “Guarantors”) have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-160953) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the Company’s $500,000,000 aggregate principal amount of the Company’s 2.625% Notes due 2022 (the “Notes due 2022”) and $500,000,000 aggregate principal amount of its 3.875% Notes due 2042 (the “Notes due 2042” and, together with the Notes due 2022, the “Notes”) and the related joint and several guarantees of the Notes (the “Guarantees,” and together with the Notes, the “Securities”). The Notes are to be issued pursuant to the provisions of a base indenture, dated as of August 8, 2006 (the “Base Indenture”), among the Company, the Guarantors party thereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A. (formerly, The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as amended and supplemented by supplemental indenture no. 2 dated as of January 16, 2009 (“Supplemental Indenture No. 2”), among the Company, the Guarantors and the Trustee and further amended and supplemented by supplemental indenture no. 3, to be dated as of July 27, 2012 (“Supplemental Indenture No. 3”), among the Company, the Guarantors and the Trustee (the Base Indenture, Supplemental Indenture No. 2 and Supplemental Indenture No. 3, are collectively referred to herein as the “Indenture”), and are to be sold pursuant to the Underwriting Agreement dated July 24, 2012 (the “Underwriting Agreement”) among the Company, the guarantors named therein and the several Underwriters named in Schedule A thereto.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vii) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion:

1.	When the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, such Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued, provided that we express no opinion as to the (x) enforceability of any waiver of rights under any stay law, (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

2.	Assuming the due authorization of the Guarantee endorsed on each Note by the applicable Non-Delaware Guarantor (as specified on Schedule I hereto), the Guarantees, when the Notes (and the Guarantees endorsed thereon) are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the applicable Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the (x) enforceability of any waiver of rights under any stay law, (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Guarantee that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the Guarantor’s obligation and (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In rendering the opinions in paragraphs (1) and (2) above, we have assumed that each of the Trustee and the Non-Delaware Guarantors has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (i) the execution, delivery and performance of the Indenture and the Securities, (a) are within the corporate powers of each of the Trustee and the Non-Delaware Guarantors, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of each of the Trustee and the Non-Delaware Guarantors, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party and (ii) the Indenture is a valid, binding and enforceable agreement of the Trustee.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement dated July 24, 2012, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Schedule I

Guarantors	Jurisdiction of Incorporation

Delaware Guarantors:

Federal Express Corporation	Delaware

Federal Express Europe, Inc.	Delaware

Federal Express Holdings S.A.	Delaware

Federal Express International, Inc.	Delaware

FedEx Corporate Services, Inc.	Delaware

FedEx TechConnect, Inc.	Delaware

FedEx Freight Corporation	Delaware

FedEx Ground Package System, Inc.	Delaware

Non-Delaware Guarantors:

FedEx Freight, Inc.	Arkansas

FedEx Office and Print Services, Inc.	Texas